Exhibit 12.1
AMKOR TECHNOLOGY, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except ratio data)

						Nine Months Ended
	Year Ended December 31,					September 30,
	2000	2001	2002	2003		2004		2005
Earnings
Income (loss) before income taxes, equity in income (loss) of investees, minority interest and discontinued operations	$173,154	$(438,498)	$(564,309)	$(45,303)		$(21,438)		$(194,359)
Interest expense	127,027	138,629	143,441	138,775		145,897		120,945
Amortization of debt issuance costs	7,013	22,321	8,251	7,428		6,182		5,977
Interest portion of rent	4,567	7,282	4,995	5,463		5,928		5,558

	$311,761	$(270,266)	$(407,622)	$106,363		$136,569		$(61,879)

Fixed Charges
Interest expense	$127,027	$138,629	$143,441	$138,775		$145,897		$120,945
Amortization of debt issuance costs	7,013	22,321	8,251	7,428		6,182		5,977
Interest portion of rent	4,567	7,282	4,995	5,463		5,928		5,558

	$138,607	$168,232	$156,687	$151,666		$158,007		$132,480

Ratio of earnings to fixed charges	2.2x	—x [1]	—x [1]	—x	[1]	—x	[1]	—x [1]

1.	The ratio of earnings to fixed charges was less than 1:1 for the nine months ended September 30, 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $194.4 million of earnings for the nine months ended September 30, 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $21.4 million of earnings for the year ended December 31, 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.

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